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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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CNA FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

CNA FINANCIAL CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting — May 7, 2003

To the Stockholders of

  CNA FINANCIAL CORPORATION:

      You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the Annual Meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 208N, Chicago, Illinois, on Wednesday, May 7, 2003, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect ten Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company; and

(3)	To transact such other business as may properly come before the meeting.

      Only Stockholders of record at the close of business on March 14, 2003 are entitled to notice of, and to vote at, this meeting.

      It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois

April 8, 2003

ELECTION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

CNA FINANCIAL CORPORATION

CNA PLAZA, CHICAGO, ILLINOIS 60685

Proxy Statement

Annual Meeting — May 7, 2003

      The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

      The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

      Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of mailing of this Proxy Statement is April 8, 2003.

      On March 14, 2003, the Company had outstanding 223,608,868 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 14, 2003 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

      In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

Principal Stockholders

      The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 2003 (unless otherwise noted). Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class

Loews Corporation (“Loews”)	201,293,500	90%
667 Madison Avenue New York, New York 10021

      Because Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management’s nominees for the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

      The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of February 28, 2003, based on data furnished by them:

	Shares of the		Shares of Loews
	Company’s		Corporation
	Common Stock		Common Stock
Name	Beneficially Owned		Beneficially Owned

Antoinette Cook Bush	600		0
Robert V. Deutsch	148,515	(1)	2,000
Walter L. Harris	1,830		0
Bernard L. Hengesbaugh	522,486	(2)	0
Jonathan D. Kantor	41,483	(3)	0
James R. Lewis	18,750	(4)	0
Stephen W. Lilienthal	46,578	(5)	0
Edward J. Noha	1,647		4,600	(6)
Robert W. Patin	915		0
Don M. Randel	0		0
Joseph Rosenberg	12,200		0
James S. Tisch(7)	6,100		3,055,500	(8)
Laurence A. Tisch(7)	0		18,617,996	(9)
Preston R. Tisch(7)	0		29,983,184	(10)
Marvin Zonis	183		0
All Executive Officers and Directors as a group (16 persons including those listed above)	805,462	(11)	51,663,280	(12)

1.	Includes 37,500 shares issuable upon the exercise of options granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.

2.	Includes 82,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable. Mr. Hengesbaugh also owns beneficially 2,500 shares of the common stock of CNA Surety Corporation, a 64% owned indirect subsidiary of the Company.

3.	Includes 20,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

4.	Includes 8,750 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

5.	Includes 18,750 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

6.	Includes 1,600 shares of Loews common stock (“Loews Common Stock”) issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (the “Loews Stock Option Plan”) which are currently exercisable.

7.	Laurence A. Tisch and Preston R. Tisch are brothers. James S. Tisch is the son of Mr. L. A. Tisch.

8.	Includes 30,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 2,765,500 shares of Loews

Common Stock held by trusts of which Mr. J. S. Tisch is managing trustee and beneficiary and 100,000 shares of Loews Common Stock held by a charitable foundation as to which Mr. J. S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J. S. Tisch represent 1.6% of the outstanding shares of Loews Common Stock.

9.	Includes 8,000,000 shares of Loews Common Stock held by Mr. L. A. Tisch as trustee of a trust for the benefit of his wife, as to which trust he has sole voting and investment power. Does not include an aggregate of 11,507,760 shares beneficially owned by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch, each of whom is a son of Mr. L. A. Tisch. Because of their family relationship, Mr. L. A. Tisch and his sons have reported their ownership jointly, solely for informational purposes, in statements on Schedule 13D filed with the Securities and Exchange Commission, but they have not affirmed that they constitute a “group” for any purpose, and each person has expressly disclaimed beneficial ownership of any shares beneficially owned by any other person. Loews Common Stock shares held by Mr. L. A. Tisch represent 10.0% of the outstanding shares of Loews Common Stock.

10.	Includes 9,195,188 shares of Loews Common Stock held by Mr. P. R. Tisch as trustee of trusts for the benefit of his wife, as to which trust he has sole voting and investment power. Loews Common Stock shares held by Mr. P. R. Tisch represent 16.2% of the outstanding shares of Loews Common Stock.

11.	Includes 171,675 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

12.	Includes 31,600 shares of Loews Common Stock issued upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Represents 28% of the outstanding shares of Loews Common Stock.

      Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see “Principal Stockholders” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers, Directors and greater than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the 2002 fiscal year all Section 16(a) filing requirements were complied with except for the delayed filing of a Form 5 for Mr. Kantor reporting one option grant awarded in the 2002 fiscal year.

ELECTION OF DIRECTORS
(Proposal No. 1)

      Pursuant to the By-Laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at ten, effective as of the date of the Annual Meeting. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the ten nominees hereinafter named.

      Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

      Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee:

      Antoinette Cook Bush, Executive Vice President of Northpoint Technology, Ltd./ Broadwave USA, Inc., a nationwide video and data distribution company, since April 2000. From 1993 until April 2000, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees and Chairperson of the Incentive Compensation Committee. Age 46.

      Walter L. Harris, President and Chief Executive Officer, Tanenbaum-Harber Co. Inc. & Affiliates, an insurance and reinsurance brokerage firm, since 1980. He is a member of the Audit, Executive and Finance Committees. He is a director of Metropolitan National Bank and American Progressive Life & Health Insurance Company. Mr. Harris has been a Director since February of 2001. Age 51.

      Bernard L. Hengesbaugh, Chairman of the Board of the Company since August 2002. From February 1999 until August 2002, he was Chairman of the Board and Chief Executive Officer of the CNA insurance companies. Mr. Hengesbaugh was elected Executive Vice President and Chief Operating Officer of the CNA insurance companies in February 1998. From 1990 until 1998, he was Senior Vice President of the CNA insurance companies. Prior thereto, Mr. Hengesbaugh had been a Vice President of the CNA insurance companies since 1980. He is a member of the Executive and Finance Committees. Mr. Hengesbaugh has been a Director since February of 1999. Age 56.

      Stephen W. Lilienthal, Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the CNA insurance companies since August 2002. From July 2001 until August 2002, President and Chief Executive Officer, Property and Casualty Operations of the CNA insurance companies. From June 1993 to June 1998, senior officer of USF&G Corporation (“USF&G”). In April 1998, USF&G was acquired by the St. Paul Companies. Mr. Lilienthal was Executive Vice President of the St. Paul Companies until July 2001. He is a member of the Executive and Finance Committees. Mr. Lilienthal has been a Director since August of 2001. Age 53.

      Don M. Randel, President of the University of Chicago since July 2000. From 1995 to 2000, he was Provost and Professor of Musicology at Cornell University. Prior to that time, he served at Cornell as Dean of the College of Arts and Sciences from 1991 to 1995 and as Associate Dean from 1968 to 1991. He is a member of the Audit, Executive, Finance and Incentive Compensation Committees. Mr. Randel has been a Director since May 2002. Age 62.

      Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 69.

      James S. Tisch, President and Chief Executive Officer of Loews since January 1999. Prior to that, he was President and Chief Operating Officer of Loews from October 18, 1994 to January 1999. He is a Director of Loews, Vail Resorts, Inc., BKF Capital Group, Inc. and Chairman of the Board and Chief Executive Officer of Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 50.

      Laurence A. Tisch, Co-Chairman of the Board of Loews since January 1999. He was the Chief Executive Officer of CNA until August 2002. He is a director of Automatic Data Processing, Inc. and Bulova Corporation (“Bulova”). Prior to 1999, Mr. Tisch had been Co-Chairman of the Board and Co-Chief Executive Officer of Loews since 1994. Mr. Tisch has been a Director since 1974 and is a member of the Executive and Finance Committees. Age 80.

      Preston R. Tisch, Co-Chairman of the Board of Loews since January 1999. Prior to 1999, he was Co-Chairman of the Board and Co-Chief Executive Officer of Loews since 1994. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of Loews. He is a director of Bulova and Hasbro, Inc. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He serves on the Executive and Finance Committees. Age 76.

      Marvin Zonis, Professor of International Political Economy at the Graduate School of Business of the University of Chicago since 1989. Principal of Marvin Zonis & Associates, Inc., an international consulting firm. He has been a Director since 1993. He is Chairman of the Audit Committee and serves on the Executive and Finance Committees. Age 66.

Committees and Meetings

      The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a Nominating Committee.

      The Incentive Compensation Committee administers the Incentive Compensation Plan.

      The Board of Directors, and Audit, Finance and Incentive Compensation Committees met four times in 2002. All of the current Directors attended at least 75% of each of the Board of Directors meetings and the committees of the Board on which each such Director serves.

Audit Committee Report

      The role of the Audit Committee is to assist the Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was adopted by the Board on May 11, 2000 and ratified on February 12, 2003. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee functions as the liaison with the Company’s independent auditors and internal audit. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee met four times in 2002. The Committee also met four times with the independent auditors in independent sessions.

      In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with the independent auditors the auditors’ independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditors’ independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent”.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission and considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company in 2002 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Antoinette Cook Bush

Walter L. Harris
Don M. Randel
Marvin Zonis (Chairperson)

Director Compensation

      The Company’s directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 2002 of $25,000. In addition, members of committees received the following annual retainers, along with pro-rated portions of the increases described in the following sentence: Finance, $4,000, Executive, $4,000, Incentive Compensation, $3,000 (Chairperson receives $4,000) and Audit, $5,000 (Chairperson receives $7,500). Effective August 7, 2002, the Board increased the annual retainer for members of the Audit Committee to $20,000 (Chairperson receives $25,000), increased the retainer fee for the Incentive Compensation Committee Chairperson to $5,000, and established a meeting fee of $600 for the Chairpersons of the Audit and Incentive Compensation Committees for each meeting with management, external auditors, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. Mr. Lilienthal does not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

      See “Certain Transactions” below for information regarding a consulting agreement for Mr. Hengesbaugh.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and other most highly compensated executive officers of the Company as of December 31, 2002:

		Annual Compensation					Long-Term Compensation

							Awards			Payouts

					Other Annual		Restricted		Securities	Long-Term	All Other
	Fiscal	Salary	Bonus		Compensation		Stock		Underlying	Compensation	Compensation
Name and Principal Position	Year	($)(a)	($)(b)		($)(c)		Award($)		Options(#)	($)(d)	($)(e)

Stephen W. Lilienthal(f)(g)	2002	$802,885	$1,220,000		$114,864	(i)	–0–		55,000	–0–	$276,934	(k)
Chief Executive Officer	2001	296,154	600,000	(h)	–0–		780,019	(j)	75,000	–0–	124,440	(k)
CNA Financial Corporation
Robert V. Deutsch	2002	$550,141	$814,000		–0–		–0–		25,000	$64,531	$23,526	(l)
Executive Vice President &	2001	550,000	935,000		–0–		–0–		25,000	160,000	91,868	(l)
Chief Financial Officer	2000	550,000	594,000		–0–		–0–		25,000	–0–	111,281	(l)
CNA Financial Corporation
Jonathan D. Kantor	2002	$540,385	$969,500		–0–		–0–		20,000	$24,113	$22,696
Executive Vice President,	2001	500,000	700,000		–0–		–0–		20,000	12,656	21,000
General Counsel & Secretary	2000	500,000	400,000		–0–		–0–		12,000	–0–	21,678
CNA Financial Corporation
James R. Lewis(g)	2002	$648,077	$771,949	(m)	$54,743		–0–		30,000	$38,000	$207,772	(o)
President & CEO	2001	190,385	400,000	(h)	–0–		239,800	(n)	35,000	–0–	229,399	(o)
CNA Property & Casualty Operations CNA Insurance Companies
Robert W. Patin(g)	2002	$500,000	$304,000		–0–		–0–		10,000	–0–	$60,067
President & CEO	2001	459,615	250,000		–0–		–0–		–0–	–0–	31,561
CNA Life and Group Operations CNA Insurance Companies
Laurence A. Tisch(f)(p)	2002	–0–	–0–		–0–		–0–		–0–	–0–	$33,000	(q)
Former Chief Executive Officer	2001	–0–	–0–		–0–		–0–		–0–	–0–	33,000	(q)
CNA Financial Corporation	2000	–0–	–0–		–0–		–0–		–0–	–0–	33,000	(q)
Bernard L. Hengesbaugh(r)	2002	$717,981	$870,833		–0–		–0–		55,000	–0–	$1,194,977	(t)
Former Chairman of the Board &	2001	950,000	950,000	(s)	–0–		–0–		55,000	–0–	78,683
Chief Executive Officer	2000	950,000	923,400		–0–		–0–		55,000	–0–	39,900
CNA Insurance Companies

Notes

(a)	Base salary includes compensation deferred under the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”).

(b)	Amounts disclosed are annual incentive cash payments earned or accrued in the year indicated under the Incentive Compensation Plan, hereinafter described. Annual incentive cash awards are typically paid in March of the following year unless deferred.

(c)	Represents various taxable imputed perquisites provided to select Company executives.

(d)	Represents long-term incentive cash payments under the Incentive Compensation Plan.

(e)	Represents amounts contributed or accrued to the named officers under the S-CAP and the SES-CAP.

(f)	On August 26, 2002, Mr. Lilienthal assumed the title of Chief Executive Officer, CNA Financial Corporation.

(g)	Messrs. Lilienthal, Lewis and Patin were employed by the Company effective July 23, 2001, August 20, 2001 and January 22, 2001, respectively.

(h)	Includes a hiring bonus of $600,000 and $100,000 paid to Mr. Lilienthal and Mr. Lewis, respectively.

(i)	Includes $54,648 reimbursement for cost incurred by Mr. Lilienthal for legal services provided to him in connection with the drafting and negotiating of his employment contract with the Company.

(j)	Represents a restricted stock grant of 28,028 shares awarded upon commencement of employment. The 28,028 shares vest in four equal parts beginning July 31, 2002.

(k)	Includes $192,420 and $103,414 of relocation expenses paid in 2002 and 2001, respectively.

(l)	Includes $420, $68,768, and $95,289 of travel and other related expenses paid in 2002, 2001 and 2000, respectively.

(m)	Includes a 2002 annual incentive cash compensation award of $750,000.

(n)	Represents a restricted stock grant of 10,000 shares awarded upon commencement of employment. The 10,000 shares vest in four equal parts beginning on August 20, 2002.

(o)	Includes $139,041 and $215,881 of relocation expenses paid in 2002 and 2001, respectively.

(p)	Mr. Tisch did not receive a salary from the Company. CNA reimburses Loews for Mr. Tisch’s services, as well as other Loews officers and executives pursuant to the Agreement described below under “Certain Transactions.” The Loews reimbursement for Mr. Tisch’s services to CNA was $79,121, $78,977, and $96,427 annually for 2002, 2001 and 2000, respectively.

(q)	Represents director fees paid to Mr. Tisch. Mr. Tisch is not a participant in the S-CAP or the SES-CAP.

(r)	Mr. Hengesbaugh’s employment with the Company terminated on August 26, 2002.

(s)	Mr. Hengesbaugh accepted a reduction of approximately 35% in the amount that he would have otherwise received.

(t)	Pursuant to his employment agreement, Mr. Hengesbaugh’s total severance is equal to $8,550,000 and will be paid out over a three-year period through September 2005. In 2002, Mr. Hengesbaugh received severance payments in the amount of $878,067. In addition, Mr. Hengesbaugh received a $250,000 cash equivalent payment for stock options he would have received had his employment continued through December 31, 2002.

     The following table includes individual grants of stock options awarded by the Company for services rendered in all capacities for the Chief Executive Officer and the other most highly compensated executive officers of the Company named in the Compensation table above as of December 31, 2002:

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Appreciation for
	Individual Grants				Option Term

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
Name	Granted(a)	Fiscal Year	(per share)(b)	Date	5%($)	10%($)

Stephen W. Lilienthal	40,000	9.1%	$29.15	05/08/12	733,291	1,858,304
	15,000	3.4%	$25.55	08/08/12	241,024	610,802
Robert V. Deutsch	25,000	5.7%	$29.15	05/08/12	458,307	1,161,440
Jonathan D. Kantor	20,000	4.5%	$29.15	05/08/12	366,646	929,152
James R. Lewis	25,000	5.7%	$29.15	05/08/12	458,307	1,161,440
	5,000	1.1%	$24.14	11/27/12	75,908	192,365
Robert W. Patin	10,000	2.3%	$29.15	05/08/12	183,323	464,576
Laurence A. Tisch(c)	–0–	–0–	–0–	–0–	–0–	–0–
Bernard L. Hengesbaugh	55,000	12.5%	$29.15	05/08/12	$1,008,275	$2,555,168

(a)	Options vest in cumulative installments of 25% on each anniversary of the date of grant, such that the options are fully exercisable on or after four years from the date of grant.

(b)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the New York Stock Exchange Composite Tape).

(c)	Mr. Tisch did not receive a stock option grant in 2002.

      The following table includes information concerning the exercise of stock options during the last completed fiscal year for the Chief Executive Officer and the other most highly compensated executive officers of the Company named in the Compensation Table above as of December 31, 2002:

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Value

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired	Value	Options at Fiscal Year End(#)		Fiscal Year End($)(a)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen W. Lilienthal	-0-	-0-	18,750	111,250	-0-	$750
Robert V. Deutsch	-0-	-0-	37,500	62,500	-0-	-0-
Jonathan D. Kantor	-0-	-0-	20,000	44,000	-0-	-0-
James R. Lewis	-0-	-0-	8,750	56,250	$14,175	$49,825
Robert W. Patin	-0-	-0-	-0-	10,000	-0-	-0-
Laurence A. Tisch (b)	-0-	-0-	-0-	-0-	-0-	-0-
Bernard L. Hengesbaugh	-0-	-0-	82,500	137,500	-0-	-0-

(a)	Value is based on the closing price of Company Common Stock on December 31, 2002 minus the exercise price.

(b)	Mr. Tisch did not receive stock options under the Incentive Compensation Plan.

Employment Contracts

      Pursuant to an employment agreement dated July 25, 2002, Mr. Stephen W. Lilienthal serves as the Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of the CNA insurance companies. The term of the agreement expires December 31, 2005 and the annual base compensation is $950,000, subject to discretionary adjustments by the Company’s Incentive Compensation Committee (“ICC”). In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual stock option grants, all subject to approval and adjustment by the ICC. For the 2002 performance period, Mr. Lilienthal earned $1,220,000 under the Incentive Compensation Plan, a stock option grant of 40,000 shares, and a special stock option grant of 15,000 shares.

      In accordance with an employment agreement dated August 9, 2002, Mr. James R. Lewis serves as the President and Chief Executive Officer of Property and Casualty Operations. The term of the agreement expires December 31, 2005 and the annual base compensation is $750,000, subject to discretionary adjustments by the ICC. In addition, Mr. Lewis is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the ICC. For the 2002 performance period, Mr. Lewis earned $750,000 under the Incentive Compensation Plan, a stock option grant of 25,000 shares, and a special stock option grant of 5,000 shares, along with a long-term incentive cash award of $38,000 for the 2000-2002 performance period.

      Pursuant to an employment agreement dated August 16, 1999, as amended February 25, 2003, Mr. Robert V. Deutsch serves as the Company’s Executive Vice President and Chief Financial Officer. Although the term of the agreement expires December 31, 2003, it continues thereafter on a month to month at will basis that ends on April 1, 2004 unless the parties enter into a new written agreement prior to March 31, 2004. The annual base compensation payable, retroactive to January 1, 2003, is $700,000. In addition, Mr. Deutsch is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants. For the 2002 performance period, Mr. Deutsch earned $814,000 under the Incentive Compensation Plan and, for the 2000-2002 performance period, he earned $64,531 as a long-term incentive cash award and a stock option grant of 25,000 shares.

      Pursuant to an employment agreement dated March 20, 2003, Mr. Jonathan D. Kantor serves as a senior executive of the Company with duties and responsibilities as designated by the Chief Executive Officer. The term of the agreement expires March 31, 2005 and the annual base compensation is $650,000, subject to upward adjustment at the discretion of the Chief Executive Officer. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan as well as certain long-term incentive awards, all subject to approval and negative adjustment by the ICC. Mr. Kantor is additionally entitled to an aggregate deferred signing bonus of $1,500,000, payable in installments of $750,000 on March 15, 2004 and $750,000 on March 15, 2005, with interest payable at rates applicable to accounts maintained under the SES-CAP for the applicable period.

      In the event any of the foregoing employment agreements is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants.

Retirement Plans

      CNA sponsors funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the tax-qualified plans. The following description of the Qualified Plans also gives effect to the Non-Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The qualified and non-qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The qualified and non-qualified defined benefit plans are the CNA Retirement Plan and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

      Prior to 2000, the CNA Retirement Plan provided a normal retirement pension equal to 2% of a participant’s final average compensation times the participant’s first 25 years of service, plus .6667% of the participant’s final average compensation times his or her next 15 years of participation, with the total reduced by 1.4% of the participant’s social security benefit times the participant’s first 35 years of service. In 2000, the CNA Retirement Plan was amended and employees of Continental Casualty Company (“CCC”) who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described above, or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which is credited with interest at a rate based on 30 year treasury securities.

      Employees who elected to forego earning additional benefits in the CNA Retirement Plan and all employees hired by CCC on or after January 1, 2000 receive an annual basic Company contribution to the S-CAP of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of salary contributed by the employee. All eligible employees, regardless of their choice, are entitled to a 70% Company matching contribution to the S-CAP on the first 6% of eligible compensation contributed by the employee. The Company matching contribution rates for employees during the first year of service are 50% of the foregoing.

      All salary amounts and annual cash incentive compensation amounts are considered eligible compensation for purposes of the CNA Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only salary is considered eligible compensation for purposes of Company matching contributions to the S-CAP and SES-CAP.

      Messrs. Deutsch, Hengesbaugh and Kantor all chose to continue to accrue benefits under the CNA Retirement Plan and SERP.

Pension Plan Table

Average	Years of Accrual Service:
Annual
Compensation	5	10	15	20	25

$400,000	$38,554	$77,109	$115,663	$154,217	$192,772
600,000	58,554	117,109	175,663	234,217	292,772
800,000	78,554	157,109	235,663	314,217	392,772
1,000,000	98,554	197,109	295,663	394,217	492,772
1,200,000	118,554	237,109	355,663	474,217	592,772
1,400,000	138,554	277,109	415,663	554,217	692,772
1,600,000	158,554	317,109	475,663	634,217	792,772
1,800,000	178,554	357,109	535,663	714,217	892,772
2,000,000	198,554	397,109	595,663	794,217	992,772
2,200,000	218,554	437,109	655,663	874,217	1,092,772
2,400,000	238,554	477,109	715,663	954,217	1,192,772
2,600,000	258,554	517,109	775,663	1,034,217	1,292,772
2,800,000	278,554	557,109	835,663	1,114,217	1,392,772

      The amounts in the table reflect deductions for estimated Social Security payments.

      Messrs. Deutsch, Hengesbaugh and Kantor have eleven, twenty-two and eight years of credited service, respectively. Messrs. Lewis, Lilienthal and Patin are not participants in the CNA Retirement Plan and SERP because they were hired after December 31, 1999. Therefore, they have no years of credited service under these plans.

      The following table includes information concerning long-term incentive cash awards made in 2002 to the Chief Executive Officer and the other most highly compensated executive officers of the Company:

Long-Term Incentive Plan — Awards in 2002

		Estimated Future Payouts($)(a)

Name	Performance Period	Threshold	Target	Maximum

Stephen W. Lilienthal(b)	2002-2004	-0-	-0-	-0-
Robert V. Deutsch	2002-2004	$80,000	$160,000	$320,000
Jonathan D. Kantor	2002-2004	82,500	165,000	330,000
James R. Lewis	2002-2004	75,000	150,000	300,000
Robert W. Patin(b)	2002-2004	-0-	-0-	-0-
Laurence A. Tisch(b)	2002-2004	-0-	-0-	-0-
Bernard L. Hengesbaugh(b)	2002-2004	-0-	-0-	-0-

(a)	The long-term incentive cash awards are made under the Incentive Compensation Plan which is administered by the ICC. The long-term incentive cash awards are generally granted annually and are earned based on net operating income targets or other selected corporate financial goals for three-year performance periods and will become payable only to the extent that specified performance goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only awards related to the 2002-2004 performance cycle are included in this table.

(b)	Messrs. Lilienthal, Patin, Tisch and Hengesbaugh did not receive a long-term incentive plan cash award in 2002.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

Certain Executive Officers

      The Board of Directors believes that the future success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

      Under Section 162(m) of the Internal Revenue Code, unless classified as “qualified performance-based compensation”, the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its chief executive officer and certain highly compensated officers during any year is limited to $1,000,000 per person.

      To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, in February 2000 the Company amended (and the Stockholders subsequently approved) the existing annual and long-term compensation plans and merged them into an omnibus plan renamed as the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”), which covers annual, corporate long-term cash and share-related compensation for the Executive Officers of the Company. It is designed to qualify the amounts paid from time to time thereunder to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Code.

General

      The Company’s compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA’s standards of quality and value-added customer service. It is CNA’s objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that stresses attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company’s long term success.

      The Incentive Compensation Committee (“ICC”) of the Board of Directors of the Company reviewed all Executive Officers’ bonuses, and the total compensation for Messrs. Deutsch, Lewis and Lilienthal. The Chairman of the Board and Chief Executive Officer of the CNA insurance companies reviewed the total compensation for all other Executive Officers. They are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which is supported by an independent nationally recognized compensation consulting organization. Comparative compensation information regarding the Company’s competitor group of companies is evaluated each year. The competitor group consists of companies within the property/ casualty insurance industry, which includes two of the three companies in the Standard & Poor’s Multi-Line Insurance Index (see “Stock Price Performance Graph” below). These companies represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance judgments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In 2002, the Executive Officers were provided total compensation opportunities that approximated a minimum of the 50th percentile of total compensation opportunities for comparable individuals at the Company’s competitor group.

      Under the Incentive Compensation Plan, the annual incentive cash compensation awards for the Executive Officers are determined by performance compared to preset quantifiable financial goals approved by the ICC. The annual incentive opportunity is based, among other factors, on comparative market compensation data as described above. Final approval of annual incentive cash compensation payments is made by the ICC. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions, except where specified in contracts. In determining the annual incentive cash compensation awards for 2002, the ICC evaluated Company and business unit performance and individual performance against the pre-set goals categories and other performance measures where necessary. Based upon this evaluation, the 2002 bonuses ranged from 61% to 176% of the incentive targets for the Executive Officers.

      The base salary of the Company’s Chief Executive Officer was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer. See “Employment Agreements,” above. The annual base compensation is $950,000, subject to discretionary adjustments by the Company’s ICC. In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan as well as certain long-term incentive awards in the form of annual stock option grants, all subject to approval and adjustment by the ICC. For the 2002 performance period, Mr. Lilienthal earned $1,220,000 under the Incentive Compensation Plan, a stock option grant of 40,000 shares, and a special stock option grant of 15,000 shares.

      As noted in the Summary Compensation Table, Laurence A. Tisch, the Company’s Chief Executive Officer until August of 2002, did not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Co-Chairman of the Board. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under “Certain Transactions,” below.

By the Board of Directors:	Antoinette Cook Bush Walter L. Harris Bernard L. Hengesbaugh Stephen W. Lilienthal Edward J. Noha Don M. Randel	Joseph Rosenberg James S. Tisch Laurence A. Tisch Preston R. Tisch Marvin Zonis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Lilienthal, a Director of the Company, also serves as an officer of the Company and its subsidiaries. In addition, Messrs. Hengesbaugh, Noha and Laurence A. Tisch, all Directors of the Company, formerly served as officers of the Company and/or its subsidiaries. Mr. Laurence A. Tisch formerly served as Chief Executive Officer of the Company and also serves as Director and Co-Chairman of the Board of Loews. See “Certain Transactions,” below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

CERTAIN TRANSACTIONS

      Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2003 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $2,520,000 for services performed during 2002, and $59,950 for travel and similar expenses incurred during 2002. Also during 2002, Loews or its subsidiaries paid premiums on insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $4,424,128.

      The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days’ prior written notice. In 2002, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increased federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $94,000,000 to Loews for 2002 under the tax allocation agreement.

      CNA has also reimbursed to Loews or paid directly approximately $16,592,290 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred or owed by Loews during 2002 in maintaining investment facilities and services for CNA.

      In December 2002 and January 2003, the Company provided loans in an aggregate amount of approximately $45 million to a large national contractor that undertakes projects for the construction of government and private facilities. CNA Surety Corporation has provided significant surety bond protection for projects by this contractor through bonds underwritten by CCC or its affiliates. The loans were provided by the Company to help the contractor meet its liquidity needs. The loans were evidenced by demand notes that accrued interest at 10% before being replaced by the credit facility described below. The Company was granted a security interest in substantially all of the assets of the contractor as collateral for these loans, and that security interest continues to collateralize the loans under the credit facility described below.

      In March 2003 the Company entered into a credit facility with the contractor under which the Company has agreed to provide up to $86.4 million of loans to the contractor and certain of its subsidiaries, including the already-funded $45 million of credit described above. The credit facility matures in March 2006. The Company’s obligation to provide additional funding under this facility is subject to the contractor’s satisfaction of several post-closing conditions, such as making all of the contractor’s bank accounts subject to acceptable account control agreements. Interest on borrowings under the credit facility, including the already-funded $45 million after closing, will accrue at prime rate plus 6%, payment of 3% of which is deferred until the credit facility matures with the remainder required to be paid monthly.

      Loews and the Company have entered into a participation agreement, pursuant to which Loews has purchased a participation interest in one-third of the loans and commitments under the credit facility, on a dollar-for-dollar basis, up to a maximum of $25 million. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries under the facility proportionally with the Company. Under the participation agreement, Loews also receives twenty-five percent of a closing fee from the contractor in the amount of $900,000, half of which was paid at closing and half of which is due to be paid when the credit facility matures.

      Pursuant to the terms of the Stock Ownership Plan, in October of 1998, CNA provided loans to Messrs. Hengesbaugh and Kantor to assist them with the purchase of Common Stock of the Company. In March 1999 Mr. Hengesbaugh received an additional loan from CNA to purchase additional shares from the Company. Mr. Deutsch received a loan to purchase stock in August of 1999. Interest on the loans extended in October 1998 is 5.39% (5.23% with respect to the loan to Mr. Hengesbaugh in March 1999 and 6.14% with respect to Mr. Deutsch in August 1999), compounded semi-annually, and will be added to the principal balances until the loans are settled. The term of each loan is 10 years. Messrs. Hengesbaugh’s and Kantor’s loans are unconditional with full recourse against the maker. Mr. Deutsch’s loan is non-recourse and is secured by additional collateral. As of March 14, 2003, the outstanding amounts of the loans were as follows: Mr. Hengesbaugh, $19,701,627, Mr. Kantor, $949,277 and Mr. Deutsch, $4,609,637.

      Pursuant to a consulting agreement with CNA, Mr. Hengesbaugh is serving as a consultant in the area of government and external affairs during the period of August 26, 2002 through February 28, 2004. Mr. Hengesbaugh will receive a total of $1,665,000 for this eighteen-month service period.

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the total return of the Company’s Common Stock, the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) and the Standard & Poor’s Multi-Line Insurance Index for the five years ended December 31, 2002. The graph assumes that the value of the investment in the Company’s Common Stock and for each Index was $100 on December 31, 1997 and that dividends were reinvested.

	1997	1998	1999	2000	2001	2002

CNA FINANCIAL CORP.	100	94.52	91.44	91.00	70.13	61.55

S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10

MULTI-LINE INSURANCE	100	119.3	155.16	215.58	177.65	130.53

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

      The Board of Directors has appointed Deloitte & Touche LLP as auditors to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year 2003. Deloitte & Touche LLP are currently the auditors of the consolidated financial statements of the Company and its consolidated subsidiaries and are considered to be well qualified to perform this important function. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $6.6 million.

Financial Information Systems Design and Implementation Fees

      Deloitte was not engaged to perform any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended 2002.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees”, for the fiscal year ended 2002 were $13.0 million, including audit related services of approximately $1 million and non-audit services of approximately $12 million. Audit related services generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, and accounting consultations. All Other Fees include $11.3 million of fees billed by Deloitte Consulting.

      The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

      The Board of Directors recommends that the Stockholders vote FOR Proposal No. 2.

OTHER MATTERS

      The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

      The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholder proposals for inclusion in proxy materials for the 2004 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received by November 27, 2003. Proxies received in respect of Common Stock to be voted at the 2004 Annual Meeting will be voted in accordance with the best judgment of the persons appointed by such proxies with respect to any matters properly before such meeting submitted by Stockholders after February 1, 2004.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel
and Secretary

Chicago, Illinois

April 8, 2003

PROXY

[CNACM — CNA FINANCIAL CORPORATION] [FILE NAME: ZCNA62.ELX] [VERSION — (2)] [03/04/03] [orig. 02/25/03]
DETACH HERE	ZCNA62

CNA FINANCIAL CORPORATION PROXY
Solicited on Behalf of the Board of Directors
for the Annual Meeting, May 7, 2003, Chicago, Illinois

The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and S.W. Lilienthal, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza (333 South Wabash Avenue), Chicago, Illinois, on May 7, 2003, at 10:00 A.M., or at any adjournment thereof as follows:

Nominees for Election of Directors:

Antoinette Cook Bush, Walter L. Harris, Stephen W. Lilienthal, Don M. Randel, Joseph Rosenberg, Bernard L. Hengesbaugh, James S. Tisch, Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.	SEE REVERSE SIDE

CNA FINANCIAL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[CNACM — CNA FINANCIAL CORPORATION] [FILE NAME: ZCNA61.ELX] [VERSION — (1)] [02/25/03] [orig. 02/25/03] DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCNA61

☒ Please mark
votes as in
this example

The Board of Directors recommends a vote FOR the Election of Directors and FOR proposal 2.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)			2.	Approval of independent accountants	☐	☐	☐
		FOR	WITHHELD
		☐	☐

☐
For, except vote withheld from the above nominee(s):
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: